Exhibit 16.1

KPMG LLP
Suite 3100
717 North Harwood Street
Dallas, TX 75201-6586

December 7, 2006

Securities and Exchange Commission

Washington, D.C.

20549

Ladies and Gentlemen:

We were previously principal accountants for Key Energy Services, Inc. and, under the date of October 19, 2006 we issued an unqualified opinion on the consolidated balance sheet of Key Energy Services, Inc. as of December 31, 2003 and an adverse opinion on all of the other consolidated financial statements as of December 31, 2002 and June 30, 2002 and for the year ended December 31, 2003, the six months ended December 31, 2002 and each of the years in the two year period ended June 30, 2002. On December 1, 2006, our appointment as principal accountants was terminated. We have read Key Energy Services, inc.’s statements included under Item 4.01 of its Form 8-K dated December 7, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Key Energy Services, Inc.’s statement that the change was approved by the audit committee of the board of directors, nor are we in a position to agree or disagree with Key Energy Services, Inc.’s statements pertaining to Grant Thornton LLP in the first and penultimate paragraphs.

Very truly yours,

/s/ KPMG LLP